 Exhibit 5.1

June 17, 2015

Majesco Entertainment Company
160 Raritan Center Parkway
Edison, New Jersey 08837

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Majesco Entertainment Company (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”).   The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling stockholders of up to 18,907,585 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including 882,354 shares of Common Stock (the “Shares”), 8,823,537 shares of Common Stock issuable upon the conversion of shares of the registrant’s 0% Series A Convertible Preferred Stock (the “Preferred A Shares”) and 5,420,171 shares of Common Stock issuable upon conversion of the registrant’s 0% Series B Convertible Preferred Stock (the “Preferred B Shares” and together with the Preferred A Shares, the “Preferred Shares”), which were issued to the selling stockholders pursuant to certain individual subscription agreements (the “Subscription Agreements”) by and among the Company and the selling stockholders, in connection with a private placement that closed on December 17, 2014 (the “Private Placement”), and certain individual exchange agreements (the “Exchange Agreements”) by and among the Company and the selling stockholders, relating to the exchange of warrants, issued under the Private Placement, for Preferred B Shares and Shares.  The offering of the Preferred Shares and the Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).

In rendering these opinions, we have examined the Company’s Restated Certificate of Incorporation and Restated Bylaws, both as currently in effect, the Registration Statement and the exhibits thereto, the Propsectus and such other records, instruments and documents as we have deemed advisable in order to render these opinions.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In providing these opinions, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

1.	The Shares have been duly and validly issued, fully paid, and are non-assessable;

2.	The Preferred Shares have been duly and validly issued, fully paid and are non-assessable; and

3.
The Common Stock issuable upon conversion of the Company’s 0% Series A Convertible Preferred Stock and 0% Series B Convertible Preferred Stock held by the selling stockholders, when issued upon such conversion in accordance with the Certificate of Designations, Preferences and Rights of 0% Series A Convertible Preferred Stock of Majesco Entertainment Company or the Certificate of Designations, Preferences and Rights of 0% Series B Convertible Preferred Stock of Majesco Entertainment Company, as applicable, in each case will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Shares or the Preferred Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Preferred Shares,the Registration Statement or the Prospectus. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any mattes or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Thompson Hine LLP

Thompson Hine LLP